Exhibit 99.2

Tidewater Inc.

2/08/2011 - 12:20 PM MT

Arun Jayaram:	We’re going to keep things moving later this morning. We’ve very pleased to have Tidewater present this morning to talk about some of the changes in industry dynamics and the offshore supply vessel segment. I think long term, the management team is going to add a lot of value as they look to high grade their fleet. I think Joe will talk about some of the significant changes that they’ve made of the fleet over the last decade or so. So this is not the same Tidewater that we’re — we’ve seen over the last several years. So they’re making some significant investments in new capacity, which I do think will add value.

With that, I’ll turn it over to Joe to give the Tidewater story. Joe?

Joe Bennett:	Thank you, Arun.

Always, always a pleasure to be here. I remember last year — and I don’t know if too many people that are here today were in the audience last year, but we were three days before our Saints played in the Super Bowl. And while it’s been a disappointing season, now that it’s all finished this year, I assure the New Orleans people are still celebrating and it’s no big deal. So we actually are now spoiled that Super Bowls just will never be the same again now that we’ve tasted that.

So anyway, let’s get moving.

Our key takeaways, as Arun said, this is a different Tidewater. And for people who have watched us over the years, it’s been a very slow and natural progression for our company to move out of the, “Old boat business and into a upgraded, new group of assets that are going to take us forward for the next 25, 30 years.” There are a few takeaways that we want people to think about as they hear this presentation. Again, ones that have heard this before and you’ll see a slide or two that probably looks familiar to you. Safety has been and continues to be a very, very important priority in the company. We have led off our investor presentations for now probably a decade or so with safety. And most investors roll their eyes and go, “We don’t understand.” And about seven or eight months ago, I think people now start to understand why safety is important after the Deepwater Horizon incident.

We have a history of earnings growth and in each of these bullets, you will see a slide or two later that’ll expand on it. A history of earnings growth and solid returns. Currently the world’s largest and newest fleet that provides our true basis for continuing that earnings growth in the future. And then still a strong balance sheet that allows us to act upon the opportunities that we continue to see available for us. And we’ll cover those ones, that kind of report card of what we have done thus far and the opportunities yet to come.

Our safety slide, holding that snake by the head because once removed, turning your back on that snake for a single second. And we saw some of the happening, again, with the Deepwater Horizon and some other incidents that we’ve been involved in that unfortunately, the snake will bite you. So we continue to emphasize safety in our company. It is continued to be and probably more important now, a distinguishing factor between ourselves and a very competitive landscape of vessel operators. Safety is important to our customers, has been, but probably more so today.

This is a slide we’ve used over the years to just compare ourselves to the Exxons of the world, Dow Chemicals, people that generally perform on stable platforms as opposed to us that performs on a platform that moves constantly and makes our safety initiatives even more important and more critical to emphasize. Yet, our total recordable incident rate, which is highlighted here and you see Tidewater in the orange bar, has continually come down over the years, and is much better than several of these other companies that are, frankly, very well known for their safety performance. We’re proud of that.

Let’s talk about earnings growth. What we’ve done so far and then you’ll see in the next slide what we think we can do in the future. Obviously, a continued earnings growth through fiscal ‘09. We hit three consecutive fiscal years of the best years in the company’s history, financially. Great returns. You see upper teens to almost 20% return on average equity during those great years. Yes, a step back in fiscal ‘10. We’re a March year end to remind everyone of that. And obviously, this year, March ‘11 as we close out this year with just a couple of months left in this current fiscal years, we’ll end up below that number, too, but certainly have proven to people, I think, in the recent past that having 32% six-year compounded growth rate is something that we can do, given all the market environments that, and the volatility that we operate in.

Our famous coiled spring, it’s meant to be a coiled spring. I don’t know how coiled it is, but it — that’s what it’s meant to show. This slide, which will grow in a second, has gained a lot of traction and interest by investors. And what we attempt to do here is to look forward. You’ll see in a minute what — what we have done in adding new vessels into our fleet and what is in the hopper right now. We have 37 boats under construction today that we will take delivery of primarily in the next couple of years.

With that, I fast-forward to a couple of years from now, we talk about fiscal ‘14 mostly because of that, that we will have 37 more boats in our fleet. We actually think we will have even more than that because we continue to take advantage of opportunities and primarily buy, although in some case, build additional vessels to add to that fleet. And more important is that by now, by this timeframe, we believe that all of our old boats will be gone.

So this is a slide that shows the potential of earnings of a new fleet that totals I’m assuming 273, 191 that are currently in our fleet at the end of December, the 37 under construction, and let’s just make an assumption that we add 20 more annually for the next two-and-a-quarter years to get to that.

So with that, if we enjoy the same exact troughy times dayrate and utilization and margin, that we experienced thus far this fiscal year through December for our new boats — big boats, small boats, whatever — all of our new boats, if we use these dayrates, it would generate about $4.20 of earnings.

If we say, well, let’s basically keep the utilization the same, 85%, but grow the dayrate, the average dayrate by just 10%, then earnings jumps to about $6.00 per share.

If we bump up the utilization — and I stop this slide at 90% utilization because I think that’s pretty full utilization in a good market — and grow the dayrate 10% more to a $17,600 number, which is not what we grew it to during the last uptick, so I’m not taking the slide to something that someone would point to and suggest is a ridiculous number. And inherent in this is about a 56% operating margin. We actually, two years ago to the date, in fact — two years ago this quarter — these new boats operated with 62% operating margin. So again, I don’t take any of these numbers to kind of pie-in-the-sky numbers. And it gets to about $9.50 of earnings.

I don’t mean for this to be a representation of peak earnings because I think we can do better than this because I think the dayrate can do better. And I think given all the right circumstances, the margins can be better than 56%.

People that look at this on a EBITDA basis, just to kind of give some clarity to kind of cash flows, you see the respective cash flows under that higher earnings number. Cash flows, EBITDA, can get up to about $750 million, which is a nice, full number, and I think probably a record number, if I think back to those prior years. We probably got up to about $600 million to $700 million of EBITDA back in those years.

So I think we can outdo this. This is the story of Tidewater. It’s not a story that’s going to happen tomorrow. We need a little bit more time for the market to recover. You know this is a calendar ‘12, calendar ‘13, we believe, story as we sit here today and think about what could happen to the market going forward.

Let’s now stick with kind of some operational topics. Our international — and you’ll see in a map in a second — accounts for about 95% of our vessel count and our revenue stream worldwide. We have a very unique global footprint. We’ve been there for 50 years-plus, and spread around the globe. Our unmatched scale and scope of operations, certainly in the OSV business, although I’d expand that to any oil service business. Wherever we think we need to be and where oil and gas is being explored for, developed, et cetera.

International market opportunities. If you look at the E&P spending surveys, the belief is that more money will be spent and especially considering what’s happening in the Gulf of Mexico these days, that more money will be spent internationally. So growth opportunities.

Generally longer contracts. Better utilizations and higher dayrates, generally, than a spotty Gulf of Mexico market at any point in time.

And lastly, a very solid customer base consisting primarily of NOCs and IOCs, which in a — especially in a downturn, is very important to understand. And you’ll see a slide in a second that depicts that.

Here’s are our boots on the ground. We’re all over the place. These are our offices spread around the world. And then what I’ll do is walk through and give you an update on our vessel count. And these are active vessels. I’ve taken out the stacked boats as if they’re gone. We believe that the majority of our stack boats — and we had 92 at the end of the quarter — are gone. Very few will come back and work again.

So 130, the largest concentration of vessels in West Africa, the largest part within West Africa is in Angola.

Secondly, Central and South America. And those numbers are largely split pretty evenly between Mexico and Brazil. We’re still a big provider of equipment to PETROBRAS, and certainly, plan to continue to be in that — in that same range.

The Far East with 39 vessels spread in a very large geographic area down to Australia, over to India, and in and around that area. That has been an area that has shown weakness, jack-ups kind of down over the last few years. A lot of speculative building in that region of the world and a lot of vessels that are just kind of hanging around there that have negatively influenced, frankly, utilizations and dayrates in that region.

The Middle East and we throw Europe in there, although currently, we have nothing in the North Sea, we’re glad to say because the North Sea’s not very good these days. But the Middle East is a growing area for us. And vessels operating throughout that region, we’ve picked up more vessels. We’ve moved some vessels there recently, and have some real opportunities for growth there as we look forward.

And lastly, and luckily, 17 vessels operational in the North American region, three of those actually operate on the US West Coast, so now we’re down to 14 boats operating in the Gulf of Mexico, a very minimal number. So what’s happening in the Gulf has had very little direct impact on us.

This past quarter, we actually moved four of our boats and this reflects it — four of the boats out of the Gulf, one over to the West Coast and three others internationally. And we’ll continue to take advantage of those opportunities as we — as we have them — to move vessels out.

In stark contrast to 10 years ago, we’re now 94% of our vessel count is international. Ten years ago, it was only 62%. It wasn’t any specific strategy of the company. When you follow your customers and where they’re spending money, this is where it leads you. And we had the international infrastructure to absorb it without additional — much additional cost and G&A costs, et cetera. So we’re very proud of this landscape here.

Where do we sit in the worldwide population of anchor handlers and PSVs? Well, we’re the big guy. We have been and continue to be. 280 of the worldwide fleet of about 2,500, 2,600 of these sorts of vessels.

You see the next closest competitors and their respective numbers. We don’t put their names up, but you’d recognize their names. It’s the Bourbons of the world, Chouest. It’s Gulfmark, and Maersk, and companies like that.

But the important part of this slide is really this last column that shows, well, there’s 350 other owners that own on average about five vessels each. We’re a very fragmented business. Many of those are, frankly, old boats that are operating and are going away at a pretty quick pace. We have our share of old boats buried in this 280 number, 138 of these are new, of ours. So it means we have in round numbers about 140, 150 old boats in that group that are going away over the next couple of years, we believe.

The customer base, as I mentioned before, how important that is. You see our top 10 customers include six super majors, three NOCs, one large independent. And they account for about 63% of our revenue stream. That was last fiscal year. The numbers don’t change much over the years. I would say when I update this at the end of this fiscal year, it will hardly change at all. So it’s important to know who your customers are during times when spending over the past couple of years has retreated a bit, and that the super majors and NOCs have been ones that have continued to spend the money. And that’s boded well for us.

Again, a very macro view of the world and it’s very important to understand, we think, what’s happening in the global fleet. I mentioned before about 2,500, 2,600 worldwide fleet — vessel fleet. About 800 of those are older than 25 years old. And they’re going away. Many of those are already stacked. Others are working, but will continue to be stacked and to be sold.

In their place is about 380 vessels that are under construction today. Our belief is that, in round numbers, probably about 250 of those should be expected to be delivered this current calendar year, which means that after that, you are going to see a dramatic, we believe, drop off in this. You’re going to see ‘11, probably have another year of about 250 boats being delivered. And then after that, you’re going to see a dramatic drop off.

Why do we believe that? Well, you look at the last two years of ordering of new boats and it’s been running at a pace of five boats a months, 60 boats a year. And in a fleet of 2,500, 2,600 boats, that obviously is very, very minimal numbers.

Will that change in the future? Well, time will tell. But that’s where the kind of macro picture looks as of right now.

So our part of this, our new fleet, 248 boats. This is from the time we started in the year 2000 in replacing, enhancing, growing our earnings capacity of this new fleet. We’ve committed to 248 new boats, $3.7 billion, of which through December, we had already funded $3.2 billion of that. We actually have 191 new vessels in the fleet, the snapshot at 12/31, average age, four-and-a-half years.

And over time, have we bought or built? People ask us about that all the time. How do you decide? Well, obviously, we’ve done both. The built is in orange and the acquired is in green. So well, when we started out, we weren’t very much of a deepwater player and frankly, was in the early years of deepwater activity. So we got into it in a big way through acquisitions.

Then we turned our attention as buildings began — and I’m talking about a worldwide industry-type capacity — was building, we moved more to building than buying. And we did that for quite a while because we felt like in order to buy equipment, the pricing, the premiums needed to be paid for it was too high for our desires. So we ended up building.

But recently, in the past year or two, as people stopped building, as speculators started taking delivery or getting close to deliveries of their equipment, well, they didn’t want to own that equipment, so we’ve been taking advantage of that.

Prices of ships have probably come down 25%, 30%-plus in the last couple of years. And you see us taking advantage of that. All of a sudden, the green lines — the orange here is really the runoff of what we have ordered the last two, three years that slowly runs off. The green is acquisitions that we’re making. And it is our desire now to be doing that.

As I mentioned before, 37 boats under construction at the end of the year. That includes boats that we’ve acquired, where people were still building them, but it includes that. Four should be delivered this current quarter. That’ll finish this fiscal year. Twenty-four delivered next fiscal year, March of ‘12 and then nine thereafter.

And a CapEx related to this of $130 million in the current March quarter, $300 million next fiscal year, and then $53 million the following years. That includes, as we say here, 11 purchases that have been made that are still under construction.

Average age — it’s a big deal to some. It’s something that we needed to address. We were stuck at 20 years old for quite a while. No matter how much we built or acquired, we were stuck at 20 years because enough of our old boats in the old days were hanging around, getting a year older each and every year. But, we have it on the run now. Through attrition of old boats, additions of new equipment, we’re actually, at December 31st, the real number is 15.8, is our average years old, and the continued attrition of what we believe will be our old boats, 40 to 50 a year going out of our fleet, and more additions coming in, that just in a couple more years, we’ll have an average fleet age of eight years old. That gets you whatever jobs you want to get. Certainly, there are age restrictions being put on more and more tenders that are coming out now, so this is an important thing. We believe that over the long haul, being in a— having an average age, long-term, of eight to 10 to 12 years old is probably where we would like to be and stay, as we look over the next 20 years or so.

And from an economic age standpoint, Quinn last week, on our phone call, you know, told everyone, and this wasn’t a new number, that about 88% of our profit is coming from new equipment, so if you kind of apply that, and come up with an economic age, it is 6.2 years for our entire fleet.

Here’s our report card on what we’ve done over the last year and a half. Most of these, they total 39 boats, total $700 million, all but five of these were acquired — they came from speculators, small operators, all of which were brand-new equipment, most of which were vessels still under construction, in their final phases of construction, that we stepped in and kind of finished the vessel and take delivery of. So you see the opportunities, when people say, “well, are the opportunities as much today as they were a year or two ago?” I think this would suggest the opportunities are every bit as good or better. We landed 10 additional vessels, one deepwater PSV, and nine shallow to midwater anchor handlers, and when you look at, “Well, what type of equipment” are we going after, it is very, very skewed to deepwater PSVs, almost — and I believe in each and every case you see a PSV listed, it is a deepwater PSV, and in every case that you see an anchor handler, that would be a 10,000 horsepower or less, primarily in about the 5,100 base horsepower range. These are typical jackup support vessels for the future. This is what is demanded by our customers worldwide.

How are we paying for all this? Well, most of it, over that ten-year period, has been paid for out of internal cash flows, which has been great, and you’ll see one of our final sides, well, where did we spend our money over the last 10 years? We certainly are accelerating our CapEx program over the last couple of years, and probably for the next year or two. So, Quinn and his gang, just recently in the September quarter, finalized a private placement debt, nine-year average term to maturity, 4.25% coupon, so good, cheap money, had a deferred funding, but by now, at the end of December, all of that has been drawn on and provides us some nice liquidity to continue our program. Then he followed that up with, a week or two ago, finalizing a new, revolving credit loan and term loan agreement. The term portion is for $125 million; it allows for multiple draws, for up to 180 days, so none of that has been drawn to date, I’m right? So we have an opportunity through July to draw on that $125 million term loan, the revolver still at $450 million. That’s what our old revolver was. We do now have a nice five-year term, and you see the appropriate interest rates, which are much less than what they were in our previous revolver.

So again, it provides us tremendous opportunities and funding to be able to take advantage of the opportunities that are there. So in the last six months, Quinn and his crowd have raised $1 billion to be used for, hopefully, vessel acquisitions.

So, a quick look at the balance sheet at the end of December. We had some cash, $300 million, total debt of $700 million, a net debt to net cap of just 14% and total debt to capital of 22%. More important, again, the liquidity that is provided to us of about $885 million, when people ask about where we are on this, where we would like to be, what is our optimal capital structure, you know, our response has been, “Hey, we feel pretty comfortable in the 30— you know, 25% to 35% range.” If we drew down every bit of the $575 million of revolver and term loan, in addition to $700 million already outstanding, we would still just be at about 33% total debt to cap. So, still a level that we feel is very comfortable.

Just a quick look at the P&L, and more important, some of the cash flow numbers, but on an adjusted basis, our EPS and I’ve factored out anything kind of big and funny that happened in each of these respective nine-month periods, but you know, we’re right at about $2 on an adjusted earnings per share basis. More important, cash flow from operations are down in the nine-month period to about $200 million, yet we spent $500 million. It’s the reason for the added debt, to provide us further opportunities to acquire and build.

And lastly, this is what I referred to before — this is what we’ve done with our money over the last 10 years. The green is our CapEx program, the line is our cash flow from operations, so in some cases, our cash flow from operations exceeded what we were spending; in most cases, they were not sufficient. We were and had been and will continue to be, we believe, a consistent dividend-payer. We did increase our dividend level from $0.60 annually to $1.00 annually, so about a 2% yield currently, throughout all this period and even prior to this. And more important is we went through, when we had periods of excess cash flows, we returned it to our shareholders, and this was at a time when boat pricing had gotten pretty rich. We pulled back on the CapEx program for that period of time, and returned about $500 million to shareholders through share repurchase programs.

And we finalize all our presentations with this slide that’s been around for a long time, but it’s something that we constantly keep our eye on — you know, we are here to serve our shareholders and to provide them a nice return over a long period of time. We’re an EVA company; we consistently look at return on capital, through cycle, not just in trough times or in peak times, but through cycle. We try to maintain our financial strength; hopefully I’ve showed you that. And we’ve been able to deliver results through the earnings that we’ve already put on the table and what we believe we can do over the next few years.

Arun, with that, Quinn and I are both here to answer any questions anyone may have.

Unidentified Audience Member:	Joe, in the OSV segment, you know, I was reading your Q, you continue to see declines in pricing through I think most asset classes — is that fair? The — one of the things I’ve seen in some of our oil field asset peers is we’ve seen a bifurcation, where high-quality assets are getting not only significant premiums to lower-quality assets, but the utilization is a lot higher, and we’re actually seeing some pricing power there. Can you comment on that?

Joe Bennett:	Yeah, well, that absolutely has happened, and Quinn, in our phone call on Friday, mentioned that, you know, the active, new equipment that we have, which obviously is a concentration of Tidewater going forward, enjoyed utilization of about 88%, and that is— was inclusive of, and for anyone that listened to our call or read the transcript, inclusive of, you know, a small sector of that, some deepwater anchor handlers that, you know, aren’t the most marketable of vessels currently. We did some mobilizations during the period, where utilization was negatively impacted, and the new boats still did 88% utilization, where the old boats, on an adjusted basis — take out the stacked fleet, enjoyed about 70— what was it, 77% utilization. So the old boats weren’t bad. I mean, we’re doing our job if we take out the old boats that aren’t very marketable, and that’s what we’ve been doing. So that— there is a bifurcation, there’s no doubt — the customers are driving the demand for the new equipment, and more importantly, driving the lack of demand for the old equipment. So when people question what the attrition may be, or will it really happen the way that you’re suggesting, it has happened that way and we think that it will, because the customers have been adding new equipment, and are willing to pay for it. They don’t want to be stuck, good God, if an incident occurred, with an old boat, and they had to fess up to their, you know, their higher ups, their execs who say, “well, I cut a corner and I was able to get that old boat cheap, for $7,000,” and maybe it wasn’t even the boat’s fault, but they don’t want another opportunity to stick, you know, a reason for an incident to happen, because an old boat— the new boats are more productive, they’re more efficient, DP equipment, fire-fighting on much of that equipment. They’re just more in demand, so it’s a real bifurcated market.

Joe Bennett:	Yeah, Ken?

Unidentified Audience Member:	So clearly the message you’re saying is, you know, the international market is bottoming, it looks like the outlook is better, we can kind of see the metrics. You know, what kind of barriers to entry or margin differential can you guys maintain versus somebody like a Hornbeck, which is saying we’re going to move more boats internationally. Clearly they don’t have the critical mass that you do, and if rates expand, at what point, with interest rates where they are, do you start seeing more orders hit the order books again?

Joe Bennett:

Well, I wish I knew that answer of, you know, will it spur more construction? It very possibly could. It certainly has in the past. I guess I would fall back on the fact that when you look around, you think of who built boats over the last cycle, and I’m talking about over the past seven, eight years. Most of those operators are pretty highly leveraged. Right? It doesn’t necessarily stop them from building more. Has the influence of the Gulf of Mexico situation had a negative impact? We’ve seen a bit of it, Ken. The certain operators that are more centric to the Gulf have moved some vessels out. We’ve seen it happen in Brazil; they certainly are moving boats to Brazil. We haven’t seen too much in West Africa yet. They’ll have some learning pains in those respective areas; they just will. It won’t stop them from doing it, I don’t believe, so it’s something that we just have to watch and see what happens. There’s not a whole lot that, frankly, that we can do about it, but it something that we need to keep a close eye on and see how that all evolves.

Unidentified Audience Member:	Joe, can you provide any additional color about Angola, it’s such an important—

Joe Bennett:	I wish we could, but as we said on the phone call, we gave as much disclosure as we thought we possibly could in our 10Q. It was referring to our joint venture in Angola, and obviously, as I mentioned before, it’s the largest concentration of equipment that we have anywhere in the world. It— you know, the Tidewater team is not panicked by where we stand; it’s the first time that we had to tell the public that the extensions of the JV agreement had run out. Yet, we still told everyone it’s business as usual. That’s a strange thing to have to say and explain to people. It’s moving at the pace that it’s moving at. We continue to move boats into Angola; we didn’t say that the other day, but you know, out of the 18 mobilizations that we did during the quarter, about six of those actually moved into Angola, so that tells you something. We have, as we did mention on the call and in the Q, the contracts, many of the contracts, for vessels operating with the Chevrons and Shells and Exxons of the world, are covered by the JV agreement, even though the JV agreement isn’t in place. So it’s a very awkward thing to kind of talk about. We believe we are still having very good, constructive discussions with that JV, and we- we believe that we’ll be able to resolve the thing. Do we have to cover ourselves and say there is risk involved? Absolutely there is risk involved. But we believe that we will be able to continue on our operations in Angola.

Arun Jayaram:	Joe, Quinn, thank you very much. Appreciate it.

Joe Bennett:	Thank you very much.